Exhibit 99.1

Media Contacts:	Karissa Peer	Investor Contacts:	Jennifer Halchak
	(614) 314-8094		(201) 275-2711
	Kate Vossen		Alex Arzeno
	(732) 675-8448		(203) 550-3972

Organon Reports Results for the Third Quarter Ended September 30, 2023

•	Third quarter 2023 revenue of $1,519 million

•	Third quarter 2023 diluted earnings per share of $0.23 and non-GAAP Adjusted diluted earnings per share of $0.87

•	Adjusted EBITDA of $447 million

•	Board of Directors declares quarterly dividend of $0.28 per share

•	Full year 2023 financial guidance ranges updated:

◦	Revenue range narrowed and lowered to $6.15 billion to $6.25 billion

◦	Adjusted EBITDA margin range narrowed and lowered to 30.5% to 31.5%

Jersey City, N.J., November 2, 2023 – Organon (NYSE: OGN) today announced its results for the third quarter ended September 30, 2023.

"Since spin, we have given new life to Established Brands and have expanded our pipeline in both Biosimilars and Women's Health," said Kevin Ali, Organon's CEO. "Year to date, all three of our franchises have delivered growth on a constant currency basis. Over the medium term, we expect to deliver mid-single digit revenue growth with the power of our existing portfolio. As we move into 2024, we will be working to reduce leverage and continue to add products that could enhance that growth profile."

Third Quarter 2023 Revenue

in $ millions	Q3 2023	Q3 2022	VPY	VPY ex-FX
Women’s Health	$418	$454	(8)%	(7)%
Biosimilars	142	129	10%	10%
Established Brands	935	915	2%	3%
Other (1)	24	39	(36)%	(38)%
Revenues	$1,519	$1,537	(1)%	(1)%

(1) Other includes manufacturing sales to Merck & Co., Inc., Rahway, NJ, USA and other third parties.

For the third quarter of 2023, total revenue was $1,519 million, a decrease of 1% on an as-reported basis as well as excluding impact of foreign currency (ex-FX), compared with the third quarter of 2022.

Women’s Health revenue decreased 8% on an as-reported basis, and decreased 7% ex-FX in the third quarter of 2023 compared with the third quarter of 2022 driven primarily by a 23% ex-FX decrease of NuvaRing® (etonogestrel/ethinyl estradiol vaginal ring) which continues to be impacted by generic competition. Together, the company's fertility products declined 10% ex-FX in the third quarter as unfavorable discount rates in the United States offset growth in demand. Nexplanon® (etonogestrel implant) decreased 3% ex-FX due unfavorable discount rates and a change in the go-to-market model for the product. These factors were partially offset by revenue from the Jada® system, which more than doubled year over year.

Biosimilars revenue increased 10% on an as-reported basis as well as ex-FX in the third quarter of 2023, compared with the third quarter of 2022. Renflexis® (infliximab-abda) grew 15% ex-FX in the third quarter due to continued demand and strong volume growth in United States and Canada. Ontruzant® (trastuzumab-dttb) grew 34% ex-FX in the third quarter compared to the prior year period driven by the phasing of a tender in Brazil.

Established Brands revenue increased 2% as-reported and increased 3% ex-FX in the third quarter of 2023, despite the impact of Volume Based Procurement (VBP) initiatives in China. Growth in the quarter was driven by Atozet™ (ezetimibe and atorvastatin calcium), particularly in France, strong demand for Nasonex® (mometasone) and favorable pricing for Dulera® (formoterol/fumarate dihydrate) in the United States. Year to date, the Established Brands franchise grew 1% ex-FX. The company expects the Established Brands franchise to achieve flat to slightly better revenue growth on a constant currency basis for the full year 2023.

Third Quarter 2023 Profitability

in $ millions, except per share amounts	Q3 2023	Q3 2022	VPY
Revenues	$1,519	$1,537	(1)%
Cost of sales	612	551	11%
Gross profit	907	986	(8)%
Non-GAAP Adjusted gross profit (1)	951	1,032	(8)%
Adjusted EBITDA (1,2)	447	546	(18)%
Net income	58	227	(74)%
Non-GAAP Adjusted net income (1)	223	337	(34)%
Diluted Earnings per Share (EPS)	0.23	0.89	(74)%
Non-GAAP Adjusted diluted EPS (1)	0.87	1.32	(34)%
Acquired in-process research & development (IPR&D) and milestones	—	10	NM
Per share impact to diluted EPS from acquired IPR&D and milestones	—	(0.04)	NM

	Q3 2023	Q3 2022
Gross margin	59.7%	64.2%
Non-GAAP Adjusted gross margin (1)	62.6%	67.1%
Adjusted EBITDA margin (1, 2)	29.4%	35.5%

(1)	See Tables 4 and 5 for reconciliations of GAAP to non-GAAP financial measures

(2)	Adjusted EBITDA and Adjusted EBITDA margin include $10 million in the third quarter of 2022 related to acquired IPR&D and milestones, no such expense was incurred in the third quarter of 2023

Gross margin was 59.7% as-reported and 62.6% on an adjusted basis in the third quarter of 2023 compared with 64.2% as-reported and 67.1% on an adjusted basis in the third quarter of 2022. The year-over-year decline in gross margin is primarily due to foreign exchange translation and inflationary manufacturing and distribution costs. Product mix and pricing erosion were also factors, but to a lesser extent.

EBITDA margin was 29.4% in the third quarter of 2023 compared with 35.5% in the third quarter of 2022 primarily due to lower Adjusted gross profit and to a lesser extent an increase in non-GAAP SG&A expense and loss on foreign exchange translation.

Net income for the third quarter of 2023 was $58 million, or $0.23 per diluted share, compared with $227 million, or $0.89 per diluted share, in the third quarter of 2022. Non-GAAP Adjusted net income was $223 million, or $0.87 per diluted share, compared with $337 million, or $1.32 per diluted share, in 2022. The year over year decrease in net income was a result of a lower Adjusted EBITDA, as well as higher interest expense.

Capital Allocation

Today, Organon’s Board of Directors declared a quarterly dividend of $0.28 for each issued and outstanding share of the company's common stock. The dividend is payable on December 14, 2023, to stockholders of record at the close of business on November 13, 2023.

As of September 30, 2023, cash and cash equivalents were $414 million, and debt was $8.7 billion.

Full Year Guidance

Organon does not provide GAAP financial measures on a forward-looking basis because the company cannot predict with reasonable certainty and without unreasonable effort, the ultimate outcome of legal proceedings, unusual gains and losses, the occurrence of matters creating GAAP tax impacts, and acquisition-related expenses. These items are uncertain, depend on various factors, and could be material to Organon’s results computed in accordance with GAAP.

The company is updating its full year 2023 guidance ranges previously provided on August 8, 2023. The range for full year 2023 revenue is narrowed and lowered to $6.15 billion to $6.25 billion, which primarily reflects current foreign currency exchange rates, changes to the go-to-market model for Nexplanon, a slower uptake of Hadlima™ (adalimumab-bwwd) and macroeconomic factors in China.

The range for full year Adjusted EBITDA margin is now 30.5% to 31.5% to reflect a lower gross margin stemming from the impacts of foreign exchange on revenue, unfavorable product mix, and the timing of manufacturing costs. Organon's financial guidance does not assume an estimate for future IPR&D and milestone payments for business development transactions not yet executed.

Full year 2023 financial guidance is presented below on a non-GAAP basis.

	Previous guidance as of August 8, 2023	Current guidance
Revenues	$6.250B-$6.450B	$6.150B-$6.250B
Adjusted gross margin	Low-mid 60% range	Low 60% range
SG&A (as % of revenue)	Mid 20% range	Unchanged
R&D (as % of revenue)	Upper single-digit	Unchanged
Adjusted EBITDA margin	31.5%-33.0%	30.5%-31.5%
Interest	~$525 million	Unchanged
Depreciation	~$120 million	Unchanged
Effective non-GAAP tax rate	17.5%-19.5%	Unchanged
Fully diluted weighted average shares outstanding	~257 million	Unchanged

Webcast Information

Organon will host a conference call at 8:30 a.m. Eastern Time today to discuss its third quarter 2023 financial results. To listen to the event and view the presentation slides via webcast, join from the Organon Investor Relations website at https://www.organon.com/investor-relations/events-and-presentations. A replay of the webcast will be available approximately two hours after the conclusion of the live event on the company’s website. Institutional investors and analysts interested in participating in the call must register in advance by clicking on this link:

https://conferencingportals.com/event/VfCOQYEG

Following registration, participants will receive a confirmation email containing details on how to join the conference call, including dial-in information and a unique passcode and registrant ID. Pre-registration will allow participants to bypass an operator and be placed directly into the call.

About Organon

Organon is a global healthcare company formed to focus on improving the health of women throughout their lives. Organon offers more than 60 medicines and products in women’s health in addition to a growing biosimilars business and a large franchise of established medicines across a range of therapeutic areas. Organon’s existing products produce strong cash flows that support investments in innovation and future growth opportunities in women’s health and biosimilars. In addition, Organon is pursuing opportunities to collaborate with biopharmaceutical innovators looking to commercialize their products by leveraging its scale and presence in fast growing international markets.

Organon has a global footprint with significant scale and geographic reach, world-class commercial capabilities, and approximately 10,000 employees with headquarters located in Jersey City, New Jersey.

For more information, visit http://www.organon.com and connect with us on LinkedIn, Instagram, X (formerly known as Twitter) and Facebook.

Cautionary Note Regarding Non-GAAP Financial Measures

This press release contains “non-GAAP financial measures,” which are financial measures that either exclude or include amounts that are correspondingly not excluded or included in the most directly comparable measures calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Specifically, the company makes use of the non-GAAP financial measures Adjusted EBITDA, Adjusted gross margin, Adjusted gross profit, Adjusted net income, and Adjusted diluted EPS, which are not recognized terms under GAAP and are presented only as a supplement to the company’s GAAP financial statements. This press release also provides certain measures that exclude the impact of foreign exchange. We calculate foreign exchange by converting our current-period local currency financial results using the prior period average currency rates and comparing these adjusted amounts to our current-period results. The company believes that these non-GAAP financial measures help to enhance an understanding of the company’s financial performance. However, the presentation of these measures has limitations as an analytical tool and should not be considered in isolation, or as a substitute for the company’s results as reported under GAAP. Because not all companies use identical calculations, the presentations of these non-GAAP measures may not be comparable to other similarly titled measures of other companies. You should refer to Table 4 and Table 5 of this press release for relevant definitions and reconciliations of non-GAAP financial measures contained herein to the most directly comparable GAAP measures.

In addition, the company’s full-year 2023 guidance measures (other than revenue) are provided on a non-GAAP basis because the company is unable to reasonably predict certain items contained in the GAAP measures. Such items include, but are not limited to, acquisition related expenses, restructuring and related expenses, stock-based compensation, the ultimate outcome of legal proceedings, unusual gains and losses, the occurrence of matters creating GAAP tax impacts and other items not reflective of the company's ongoing operations.

The company uses non-GAAP financial measures in its operational and financial decision making, and believes that it is useful to exclude certain items in order to focus on what it regards to be a more meaningful representation of the underlying operating performance of the business.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, this press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about management’s expectations about Organon’s future financial performance and prospects, including full-year 2023 guidance estimates and predictions regarding other financial information and metrics, franchise and product performance and strategy expectations for the remainder of 2023 and for future periods, expectations regarding the impact of VBP and developments in China. Forward-looking statements may be identified by words such as "foresees" “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning. These statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward-looking statements.

Risks and uncertainties include, but are not limited to, an inability to fully execute on our product development and commercialization plans within the United States or internationally; an inability to adapt to the industry-wide trend toward highly discounted channels; changes in tax laws or other tax guidance which could adversely affect our cash tax liability, effective tax rates, and results of operations and lead to greater audit scrutiny; an inability to execute on our business development strategy or realize the benefits of our planned acquisitions; efficacy, safety, or other quality concerns with respect to marketed products, including market actions such as recalls, withdrawals, or declining sales; political and social pressures, or regulatory developments, that adversely impact demand for, availability of, or patient access to contraception or fertility products; general economic factors, including recessionary pressures, interest rate and currency exchange rate fluctuations; general industry conditions and competition; the impact of the ongoing COVID-19 pandemic and emergence of variant strains; the impact of pharmaceutical industry regulation and health care legislation in the United States and internationally; global trends toward health care cost containment; technological advances; new products and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approval; the company’s ability to accurately predict its future financial results and performance; manufacturing difficulties or delays; financial instability of international economies and sovereign risk; difficulties developing and sustaining relationships with commercial counterparties; dependence on the effectiveness of the company’s patents and other protections for innovative products; and the exposure to litigation, including patent litigation, and/or regulatory actions.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the company’s filings with the Securities and Exchange Commission ("SEC"), including the company’s Annual Report on Form 10-K for the year ended December 31, 2022 and subsequent SEC filings, available at the SEC’s Internet site (www.sec.gov).

TABLE 1

Organon & Co.

Condensed Consolidated Statement of Income

(Unaudited, $ in millions except shares in thousands and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenues	$1,519	$1,537	$4,665	$4,689
Costs, Expenses and Other
Cost of sales	612	551	1,832	1,700
Selling, general and administrative	538	440	1,424	1,234
Research and development	137	127	394	329
Acquired in-process research and development and milestones	—	10	8	107
Restructuring costs	—	11	4	11
Interest expense	134	108	398	303
Exchange losses (gains)	14	4	25	(21)
Other expense, net	4	4	11	15
	1,439	1,255	4,096	3,678
Income Before Income Taxes	80	282	569	1,011
Taxes on income	22	55	92	202
Net Income	58	227	477	809

Earnings per Share:
Basic	$0.23	$0.89	$1.87	$3.19
Diluted	$0.23	$0.89	$1.86	$3.17

Weighted Average Shares Outstanding:
Basic	255,588	254,348	255,112	253,986
Diluted	256,349	255,067	256,162	255,094

TABLE 2

Organon & Co.

Sales by top products

(Unaudited, $ in millions)

	Three Months Ended September 30,						Nine Months Ended September 30,
	2023			2022			2023			2022
	U.S.	Int’l	Total	U.S.	Int’l	Total	U.S.	Int’l	Total	U.S.	Int’l	Total
Women’s Health
Nexplanon/Implanon NXT	$146	$74	$220	$151	$78	$229	$418	$181	$599	$401	$194	$595
Follistim AQ	22	32	54	27	33	60	74	105	179	79	100	179
NuvaRing	18	20	37	27	23	50	50	67	117	65	68	133
Ganirelix Acetate Injection	4	21	25	6	30	36	15	74	88	20	77	97
Marvelon/Mercilon	—	30	30	—	31	31	—	97	97	—	85	85
Jada	12	—	13	5	—	5	30	—	31	12	—	12
Other Women's Health (1)	16	22	39	19	23	42	52	74	126	68	70	138
Biosimilars
Renflexis	57	12	69	54	7	60	172	29	201	145	20	166
Ontruzant	11	28	40	15	14	29	36	57	93	35	52	87
Brenzys	—	13	13	—	24	24	—	45	45	—	52	52
Aybintio	—	12	12	—	10	10	—	34	34	—	29	29
Hadlima	2	6	8	—	6	6	2	18	20	—	14	14
Established Brands
Cardiovascular
Zetia	2	65	66	2	85	87	5	234	239	7	280	287
Vytorin	2	31	33	1	30	31	5	95	100	6	98	104
Atozet	—	126	126	—	109	109	—	397	397	—	350	350
Rosuzet	—	17	17	—	17	17	—	52	52	—	55	55
Cozaar/Hyzaar	3	65	68	2	68	70	8	217	225	11	244	256
Other Cardiovascular (1)	1	42	44	1	34	35	2	124	126	3	117	120
Respiratory
Singulair	3	88	91	3	92	94	8	282	290	8	308	316
Nasonex	—	54	55	—	49	49	—	187	188	9	173	182
Dulera	40	9	49	31	9	40	116	28	144	98	30	127
Clarinex	2	26	28	—	25	26	4	103	107	3	96	99
Other Respiratory (1)	17	9	25	11	10	21	42	20	61	34	32	66
Non-Opioid Pain, Bone and
Arcoxia	—	64	64	—	64	64	—	207	207	—	185	185
Fosamax	1	40	41	1	35	36	2	121	123	2	115	117
Diprospan	—	31	31	—	28	28	—	58	58	—	91	91
Other Non-Opioid Pain, Bone and Dermatology (1)	4	70	74	2	63	65	11	196	207	10	200	210
Other
Proscar	—	25	25	—	26	27	1	76	77	1	76	77
Propecia	2	21	22	2	28	30	5	86	92	5	90	95
Other (1)	5	72	76	6	81	87	10	231	240	21	230	251
Other (2)	—	24	24	—	39	39	(1)	103	102	—	115	116
Revenues	$370	$1,149	$1,519	$366	$1,171	$1,537	$1,067	$3,598	$4,665	$1,043	$3,646	$4,689

Totals may not foot due to rounding. Trademarks appearing above in italics are trademarks of, or are used under license by, the Organon group of companies.

(1)	Includes sales of products not listed separately. Revenues from Marvelon and Mercilon and Jada were previously reported as part of Other Women's Health. Revenue from an arrangement for the sale of generic etonogestrel/ethinyl estradiol vaginal ring is included in Other Women's Health.
(2)	Other includes manufacturing sales to Merck & Co., Inc., Rahway, NJ, USA and other third parties.

TABLE 3

Organon & Co.

Sales by geographic area

(Unaudited, $ in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Europe and Canada	$392	$363	$1,259	$1,243
United States	370	366	1,067	1,043
Asia Pacific and Japan	284	283	869	888
China	202	241	661	721
Latin America, Middle East, Russia, and Africa	239	236	687	665
Other (1)	32	48	122	129
Revenues	$1,519	$1,537	$4,665	$4,689

(1) Other includes manufacturing sales to Merck & Co., Inc., Rahway, NJ, USA and other third parties.

TABLE 4

Reconciliation of GAAP Reported to Non-GAAP Adjusted Information

(Unaudited, $ in millions except per share amounts)

	Three Months Ended September 30, 2023
	GAAP	Spin related Costs(1)	Restructuring	Stock-based Compensation	Amortization	Other(1)	Non-GAAP Adjusted
Revenues	$1,519						$1,519
Cost of sales	612	(10)	—	(5)	(29)	—	568
Gross profit	907						951
Gross margin	59.7%						62.6%

Selling, general and administrative	538	(41)	—	(18)	—	(87)	392
Research and development	137	(4)	—	(4)	—	—	129
Acquired in-process research and development and milestones	—	—	—	—	—	—	—
Restructuring costs	—	—	—	—	—	—	—
Interest expense	134	—	—	—	—	—	134
Exchange losses	14	—	—	—	—	—	14
Other expense (income), net	4	(3)	—	—	—	—	1
	1,439						1,238
Income before income taxes	80						281
Taxes on income	22	16	—	4	5	11	58
Net income	$58						$223

Earnings per share - Diluted	$0.23						$0.87

(1) Represents one-time costs. Spin-related includes costs from the separation of Merck & Co., Inc., Rahway, NJ, US and Other primarily includes inventory step-up amortization, impairment charges and legal reserves.

	Three Months Ended September 30, 2022
	GAAP	Spin related Costs(1)	Restructuring	Stock-based Compensation	Amortization	Other(1)	Non-GAAP Adjusted
Revenues	$1,537						$1,537
Cost of sales	551	(8)	—	(3)	(32)	(3)	505
Gross profit	986						1,032
Gross margin	64.2%						67.1%

Selling, general and administrative	440	(33)	—	(12)	—	(17)	378
Research and development	127	(2)	—	(3)	—	(1)	121
Acquired in-process research and development and	10	—	—	—	—	—	10
Restructuring costs	11	—	(11)	—	—	—	—
Interest expense	108	—	—	—	—	—	108
Exchange gains	4	—	—	—	—	—	4
Other expense (income), net	4	(6)	—	—	—	—	(2)
	1,255						1,124
Income before income taxes	282						413
Taxes on income	55	10	2	2	6	1	76
Net income	$227						$337

Earnings per share - Diluted	$0.89						$1.32

(1) Represents one-time costs. Spin-related includes costs from the separation of Merck & Co., Inc., Rahway, NJ, US and Other primarily includes inventory step-up amortization, impairment charges and legal reserves.

TABLE 4 (Continued)

Reconciliation of GAAP Reported to Non-GAAP Adjusted Information

(Unaudited, $ in millions except per share amounts)

	Nine Months Ended September 30, 2023
	GAAP	Spin related Costs(1)	Restructuring	Stock-based Compensation	Amortization	Other(1)	Non-GAAP Adjusted
Revenues	$4,665						$4,665
Cost of sales	1,832	(30)	—	(13)	(88)	(2)	1,699
Gross profit	2,833						2,966
Gross margin	60.7%						63.6%

Selling, general and administrative	1,424	(131)	—	(50)	—	(88)	1,155
Research and development	394	(10)	—	(11)	—	—	373
Acquired in-process research and development and milestones	8	—	—	—	—	—	8
Restructuring costs	4	—	(4)	—	—	—	—
Interest expense	398	—	—	—	—	—	398
Exchange losses	25	—	—	—	—	—	25
Other expense (income), net	11	(13)	—	—	—	—	(2)
	4,096						3,656
Income before income taxes	569						1,009
Taxes on income	92	42	1	12	16	11	174
Net income	$477						$835

Earnings per share - Diluted	$1.86						$3.26

(1) Represents one-time costs. Spin-related includes costs from the separation of Merck & Co., Inc., Rahway, NJ, US and Other primarily includes inventory step-up amortization, impairment charges and legal reserves.

	Nine Months Ended September 30, 2022
	GAAP	Spin related Costs(1)	Restructuring	Stock-based Compensation	Amortization	Other(1)	Non-GAAP Adjusted
Revenues	$4,689						$4,689
Cost of sales	1,700	(18)	—	(9)	(88)	(17)	1,568
Gross profit	2,989						3,121
Gross margin	63.7%						66.6%

Selling, general and administrative	1,234	(86)	—	(35)	—	(17)	1,096
Research and development	329	(8)	—	(8)	—	(2)	311
Acquired in-process research and development and	107	—	—	—	—	—	107
Restructuring costs	11	—	(11)	—	—	—	—
Interest expense	303	—	—	—	—	—	303
Exchange gains	(21)	—	—	—	—	—	(21)
Other expense (income), net	15	(20)	—	—	—	—	(5)
	3,678						3,359
Income before income taxes	1,011						1,330
Taxes on income	202	24	2	7	15	4	254
Net income	$809						$1,076

Earnings per share - Diluted	$3.17						$4.22

(1) Represents one-time costs. Spin-related includes costs from the separation of Merck & Co., Inc., Rahway, NJ, US and Other primarily includes inventory step-up amortization, impairment charges and legal reserves.

TABLE 5

Organon & Co.

Reconciliation of GAAP Income Before Income Taxes to Adjusted EBITDA

(Unaudited, $ in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Income before income taxes	$80	$282	$569	$1,011
Depreciation	32	25	88	72
Amortization	29	32	88	88
Interest expense	134	108	398	303
EBITDA	$275	$447	$1,143	$1,474
Restructuring costs	—	11	4	11
One-time costs (1)	145	70	274	168
Stock-based compensation	27	18	74	52
Adjusted EBITDA	$447	$546	$1,495	$1,705
Adjusted EBITDA margin	29.4%	35.5%	32.0%	36.4%

(1) One-time costs primarily include costs incurred in connection with the spin-off of Organon, inventory step up adjustments, impairment charges and legal reserves.